UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 24, 2017

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 S Lake Avenue #615, Pasadena, CA	91101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (626) 364-5342

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Justin Yorke as Director of the Company.

On August 24, 2017, Mr. Justin Yorke was appointed to the Board of Directors of Heatwurx, Inc., (the “Company”).

Mr. Yorke, age 51, has over twenty-five years of experience in finance. Mr. Yorke joined San Gabriel Advisors, a private equity investment fund as a partner over 10 years ago. Mr. Yorke is involved in managing day-to-day activities of San Gabriel Advisors’ investment portfolios and is active on the boards of directors of the portfolios investments. Mr. Yorke is also currently a member of the board of directors of Splash Beverage, a private company.  Prior to that, Mr. Yorke was based in Hong Kong where he acted as Fund Manager for Darier Henstch, a private Swiss Bank for over 10 years.

There is no family relationship between Mr. Yorke and the Company’s officers and directors. Mr. Yorke and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of Christopher Bragg as Director of the Company.

On August 24, 2017, Mr. Christopher Bragg was appointed to the Board of Directors of the Company.

Mr. Bragg, age 34, has over fifteen years of experience in finance. Mr. Bragg joined Arroyo Capital Management, an investment fund manager, as a partner in 2014. From 2012 to 2014, Mr. Bragg was the West Coast operations manager at Empire Capital Management, a technology focused hedge fund. Prior to that Mr. Bragg spent six years between client services, trade support and the settlements desk at Camden Asset Management, a convertible arbitrage hedge fund. He currently serves on the board of directors of publicly traded Two Rivers Water and Farming Company, as well as the board of directors of two non-profit organizations.

There is no family relationship between Mr. Bragg and the Company’s officers and directors. Mr. Bragg and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: August 24, 2017	By /s/ John P. McGrain
John P. McGrain Interim Chief Executive Officer

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